Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Melody Carey

Rx Communications Group, LLC

Phone: (917) 322-2571

mcarey@RxIR.com

PHARMATHENE REPORTS FIRST QUARTER 2015

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – May 7, 2015 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the first quarter of 2015. Highlights during and subsequent to the quarter include:

•	Delaware Court of Chancery issues final judgment granting lump sum award to PharmAthene totaling approximately $195 million
•	Implementation of Realignment Plan to maximize the value of any proceeds from its litigation with SIGA Technologies, Inc. and its existing biodefense assets
•	Recorded revenue of $5.8 million related to the BARDA audit

For the three months ended March 31, 2015, PharmAthene recognized revenue of $7.1 million compared to $3.7 million for the corresponding period in 2014. The increase was primarily due to revenue recognition of a one-time payment of $5.8 million related to the audit by BARDA of indirect costs or rates charged by PharmAthene on the SparVax® contract for the years 2008 through 2013. The $5.8 million represented the difference between actual rates (i.e., actual cost to PharmAthene) and the provisional rates used to calculate previously billed and recognized revenue. The difference was invoiced in March of 2015 and was paid by BARDA in April of 2015.

Research and development expenses in the first quarter of 2015 were $1.6 million compared to $3.4 million for the corresponding period in 2014. Research and development expenses decreased primarily as a result of reduced activity under the Company’s biodefense contracts.

Expenses associated with general and administrative functions were $2.2 million in the first quarter of 2015 compared to $2.7 million in the first quarter of 2014. The decrease was primarily due to a reduction in labor and stock option expenses related to the Realignment Plan.

For the first quarter of 2015, the Company reported restructuring expense of $2.1 million relating to the Realignment Plan implemented during the same quarter. Of the restructuring expense, $2.0 million was attributable to severance expense.

For the first quarter of 2015, the Company’s net income was $1.3 million, or $0.02 per share, compared to a net loss of $2.3 million, or $0.04 per share, for the corresponding period in 2014.

At March 31, 2015, PharmAthene had cash and cash equivalents totaling $15.7 million compared to $18.6 million at December 31, 2014. U.S. government billed and unbilled accounts receivable totaled $6.6 million at March 31, 2015, compared to $0.4 million at December 31, 2014. The increase in receivables was mainly due to the $5.8 million invoice to BARDA. The sum total of cash and cash equivalents and U.S. government accounts receivable at March 31, 2015 was $22.3 million compared to $19.1 million at December 31, 2014.

During March 2015, the Company implemented a Realignment Plan and reduced its workforce by two-thirds in an effort to maximize the value of any proceeds from its litigation with SIGA and its existing biodefense assets. The Company expects its cost-saving initiatives will preserve and maximize cash and cash equivalents sufficient to finance its operations beyond the adjudication of the appeal of the decision of the Delaware Chancery Court awarding PharmAthene $195 million plus post-judgment interest. PharmAthene has maintained the resources necessary to execute under its current government contract with NIAID and to seek partners, co-developers or acquirers for its other biodefense programs.

About PharmAthene

Since 2001, PharmAthene has been a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats. During this time, it has devoted substantial effort and resources to the development of medical countermeasures for the prevention and treatment of anthrax infection and the prevention of nerve agent poisoning. PharmAthene's biodefense portfolio includes Anthrax vaccines - including SparVax®, a second generation liquid recombinant protective antigen (rPA) anthrax vaccine, and a next generation lyophilized anthrax vaccine containing rPA.

On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”). In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. SIGA has filed a notice of appeal with the Delaware Supreme Court and PharmAthene has filed a notice of cross-appeal. The court’s determination of the final amount of the award, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court and PharmAthene’s ability to collect a monetary judgment from SIGA remains subject to that appeal and further proceedings in the Bankruptcy Court.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in the judgment relating to Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”) (including the risk that we will not be able to collect any amounts related thereto); risks relating to our continuing ability to recognize cost reductions; risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding under our September 2014 contract with NIAID after we receive funding of approximately $5.2 million over the base period (if all technical milestones are met); risks associated with our common stock; risks associated with the GE Loan Agreement; risks associated with our net operating loss carryforwards, or NOLs; risks associated with delays caused by third parties challenging government contract awards to us; risks associated with unforeseen safety and efficacy issues;; risks associated with our realignment plan; risks associated with accomplishing any future strategic partnerships or business combinations; risks associated with continuing funding requirements and dilution related thereto; risks relating to our ability to continue to satisfy the listing requirements of the NYSE MKT; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission.  On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat. In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. Under the Final Order and Judgment, PharmAthene is also entitled to post-judgment simple interest. PharmAthene’s entitlement to interest from and after SIGA’s bankruptcy filing (as described below) may be negatively impacted by the Bankruptcy Code. SIGA has filed a notice of appeal with the Delaware Supreme Court in which it challenges various findings of the Court of Chancery and seeks to set aside the Final Order and Judgment, and we have filed a notice of cross-appeal.

As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision. SIGA has stated publicly that it does not currently have cash sufficient to satisfy the award. It is also uncertain whether SIGA will have such cash in the future. PharmAthene’s ability to collect the Judgment depends upon a number of factors, including SIGA’s financial and operational success, which is subject to a number of significant risks and uncertainties (certain of which are outlined in SIGA’s filings with the SEC), as to which we have limited knowledge and which we have no ability to control, mitigate or fully evaluate. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. Our ability to collect a money judgment from SIGA remains subject to further proceedings in the Bankruptcy Court. Further, at this point, future government funding to support the development of Valortim®, rBChE and SparVax® is unlikely. Even if we received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. It is also uncertain whether any of our product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans.

Finally, PharmAthene can offer no assurances that it has correctly estimated the resources necessary to execute under its NIAID contract and seek partners, co-developers or acquirers for its other programs under its realignment plan. If a larger workforce or one with a different skillset is ultimately required to implement the realignment plan successfully, or if PharmAthene inaccurately estimated the cash and cash equivalents necessary to finance its operations until SIGA’s appeal has been adjudicated and it has received SIGA’s payment, its business, results of operations, financial condition and cash flows may be materially and adversely affected.

Copies of PharmAthene's public disclosure filings are available on our website under the investor relations tab at www.PharmAthene.com.

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$15,724,956	$18,643,351
Billed accounts receivable	5,973,988	110,656
Unbilled accounts receivable	594,259	297,431
Prepaid expenses and other current assets	446,240	199,194
Total current assets	22,739,443	19,250,632

Property and equipment, net	324,018	325,772
Other long-term assets and deferred costs	53,384	53,384
Goodwill	2,348,453	2,348,453
Total assets	$25,465,298	$21,978,241

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$536,994	$391,396
Accrued expenses and other liabilities	1,451,506	1,195,412
Accrued restructuring expenses	1,927,877	-
Current portion of long-term debt	498,203	746,146
Other short-term liabilities	72,674	70,326
Current portion of derivative instruments	49,463	178,509
Total current liabilities	4,536,717	2,581,789

Other long-term liabilities	485,365	493,137
Derivative instruments, less current portion	419,971	629,170
Total liabilities	5,442,053	3,704,096

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 63,674,326 and 63,603,303 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	6,367	6,360
Additional paid-in-capital	239,064,585	238,780,633
Accumulated other comprehensive loss	(227,782)	(229,528)
Accumulated deficit	(218,819,925)	(220,283,320)
Total stockholders' equity	20,023,245	18,274,145
Total liabilities and stockholders' equity	$25,465,298	$21,978,241

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2015	2014

Contract revenue	$7,068,746	$3,742,525

Operating expenses:
Research and development	1,613,627	3,427,000
General and administrative	2,196,120	2,677,452
Restructuring expense	2,060,809	-
Depreciation	37,106	39,939
Total operating expenses	5,907,662	6,144,391

Income (loss) from operations	$1,161,084	$(2,401,866)
Other income (expense):
Interest expense, net	(25,325)	(69,872)
Change in fair value of derivative instruments	338,245	242,641
Other income	9,196	362
Total other income	322,116	173,131

Net income (loss) before income taxes	1,483,200	(2,228,735)
Income tax provision	(19,805)	(29,705)
Net income (loss)	$1,463,395	$(2,258,440)

Net income (loss) attributable to common stockholders	$1,277,017	$(2,258,440)

Basic net income (loss) per share	$0.02	$(0.04)
Diluted net income (loss) per share	$0.02	$(0.04)
Weighted average shares used in calculation of basic net income (loss) per share	63,633,290	53,044,119
Weighted average shares used in calculation of diluted net income (loss) per share	63,979,859	53,044,119